EXHIBIT 99.1

                 ResCare Reports Strong First Quarter

    LOUISVILLE, Ky.--(BUSINESS WIRE)--May 5, 2004--ResCare (NASDAQ/NM:RSCR), the nation's leading provider of services to persons with developmental and other disabilities and people with special needs, today announced results for the first quarter ended March 31, 2004.
    Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "The year is off to a good start with a strong first quarter, the 49th consecutive quarter in which revenues increased over the prior year quarter. The balance sheet is also in excellent shape with strong cash flow for the quarter. We are very pleased that, while we achieved this level of financial performance, we also delivered exceptional services to a growing number of individuals. We believe that this equation is clearly the right formula for success at ResCare."
    Net income for the first quarter of 2004 was $4.4 million, or $0.17 per diluted share, compared with net income of $3.4 million, or $0.14 per diluted share, for the same period in 2003. EBITDA for the quarter increased 3% to $15.0 million compared with $14.5 million for the same period in 2003. Revenues for the first quarter of 2004 were $245.2 million compared with $238.5 million for the prior year period.
    Mr. Geary added, "We are excited about the Onex Partners investment announced in March, which is expected to close at the end of the second quarter of 2004 assuming shareholder approval. This will provide the resources to resume ResCare's strategic growth plans. We are confident that the marketplace will present us with significant opportunities thus enabling us to be very selective in making value-added investments."
    In closing, Mr. Geary said, "We are excited about our future. We have always had dedicated employees and offered quality services. Now, we have the potential for additional capital to take this company to the next level. We will concentrate on opportunities that further strengthen ResCare's reputation for quality services. In doing so, we serve people who need our support and, at the same time, reward our shareholders by adding value to their investment."
    A listen-only simulcast and replay of ResCare's first quarter conference call will be available online at www.rescare.com and www.fulldisclosure.com on May 6, 2004, beginning at 9:00 a.m. Eastern Time.
    ResCare, founded in 1974, offers services to some 32,000 people in 33 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational support to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, KY. More information about ResCare is available on the Company's web site at http://www.rescare.com.
    From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports.


                             RESCARE, INC.
                    Unaudited Financial Highlights
                 (In thousands, except per share data)

                                                  Three Months Ended
                                                       March 31,
                                                    2004        2003
                                                  --------   --------
Income Statement Data:
Revenues                                          $245,182   $238,544
Facility and program expenses                      220,462    214,078
                                                  --------   --------
  Facility and program contribution                 24,720     24,466

Operating expenses:
 Corporate general and administrative                9,708      9,936
 Depreciation and amortization                       3,013      3,005
                                                  --------   --------
   Total operating expenses                         12,721     12,941
                                                  --------   --------
Operating income                                    11,999     11,525
Interest expense, net                                5,085      6,137
                                                  --------   --------
Income before income taxes                           6,914      5,388
Income tax expense                                   2,489      1,940
                                                  --------   --------
   Net income                                       $4,425     $3,448
                                                  ========   ========

Basic earnings per share                             $0.18      $0.14
                                                  ========   ========
Diluted earnings per share                           $0.17      $0.14
                                                  ========   ========

Weighted average number of common shares:
 Basic                                              24,978     24,418
 Diluted                                            26,168     24,424

EBITDA (1)                                         $15,012    $14,530
EBITDAR (1)                                         24,248     23,112

(1) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America and the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. Management routinely calculates and communicates EBITDA and EBITDAR and believes that they are useful to investors because they are commonly used as analytical indicators within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in our credit agreement. The table below sets forth a reconciliation of net income to EBITDA and EBITDAR.

                                                  Three Months Ended
                                                       March 31,
                                                    2004        2003
                                                  --------   --------
Net income as reported                              $4,425     $3,448
Add: Interest, net                                   5,085      6,137
     Depreciation and amortization                   3,013      3,005
     Income tax expense                              2,489      1,940
                                                  --------   --------
EBITDA                                              15,012     14,530
Add: Facility rent                                   9,236      8,582
                                                  --------   --------
EBITDAR                                            $24,248    $23,112
                                                  ========   ========


                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                                                  March 31,  Dec. 31,
                                                    2004       2003
                                                  --------   --------
Balance Sheet Data:                                          (Audited)
ASSETS
Cash and cash equivalents                          $37,749    $23,440
Accounts receivable, net                           136,479    129,199
Other current assets                                27,811     28,732
                                                  --------   --------
 Total current assets                              202,039    181,371
Property and equipment, net                         67,847     68,422
Goodwill                                           230,831    230,306
Other assets                                        22,698     22,927
                                                  --------   --------
                                                  $523,415   $503,026
                                                  ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                               $138,608   $110,073
Other long-term liabilities                         15,855     16,086
Long-term debt                                     170,144    184,576
Shareholders' equity                               198,808    192,291
                                                  --------   --------
                                                  $523,415   $503,026
                                                  ========   ========

                                                  Three Months Ended
                                                       March 31,
                                                    2004       2003
                                                  --------   --------
Cash Flow Data:
Net income                                          $4,425     $3,448
Adjustments to reconcile net income to cash
 provided by operating activities:
  Depreciation and amortization                      3,013      3,005
  Amortization of discount and deferred charges        156        104
  Provision for losses on accounts receivable        1,293      1,237
  Changes in operating assets and liabilities        8,512      2,270
                                                  --------   --------
     Cash provided by operating activities          17,399     10,064
                                                  --------   --------
Cash flows from investing activities:
 Purchases of property and equipment               (2,383)     (4,691)
 Acquisitions of businesses                          (822)     (9,000)
 Proceeds from sales of assets                         --         190
                                                  --------   --------
     Cash used in investing activities             (3,205)    (13,501)
                                                  --------   --------
Cash flows from financing activities:
 Net repayments of long-term debt                  (1,977)       (354)
 Proceeds received from exercise
  of stock options                                  2,092          --
                                                  --------   --------
     Cash provided by (used in)
      financing activities                            115        (354)
                                                  --------   --------
 Increase (decrease) in cash
  and cash equivalents                            $14,309     $(3,791)
                                                  ========   ========

    CONTACT: ResCare, Louisville
             Nel Taylor, 502-394-2100
             www.rescare.com